Filed Pursuant to Rule 424(b)(3)

Registration No. 333-255338

22,645,215 Shares of Common Stock

This prospectus (this “Prospectus”) relates to the sale, from time to time, by certain stockholders (the “Selling Stockholders”) of up to an aggregate of 22,645,215 shares of MariMed Inc. common stock, par value $.001 per share (“Common Stock”) as follows:

750,000

shares which may be issued upon the exercise of outstanding warrants to purchase an aggregate of 750,000 shares of Common Stock, at an exercise price of $0.114 per share, which are currently exercisable and expire on September 16, 2021 (the “September 2018 Warrants”). The September 2018 Warrants were issued by MariMed to the designees, all accredited investors, of Best Buds Funding, LLC (“Best Buds”), in connection with a $3.0 million debt financing provided by Best Buds to MariMed in September 2018;

5,000,000

shares which may be issued upon the exercise of outstanding warrants to purchase an aggregate of 5,000,000 shares of Common Stock, at an exercise price of $0.25 per share, which are currently exercisable and expire on December 31, 2024 (the “September 2020 Warrants”). The September 2020 Warrants were issued by MariMed to the designees of Best Buds, all accredited investors, as part of the consideration from MariMed to Best Buds in connection with a second note extension agreement between MariMed and Best Buds, effective September 30, 2020;

1,354,675	shares which may be issued upon the exercise of outstanding warrants to purchase an aggregate of 1,354,675 shares of Common Stock, at an exercise prices ranging from $0.75 to $5.50 per share, which are currently exercisable and have expiration on dates ranging from October 17, 2021 to February 21, 2023 (the “Convertible Debenture Warrants”). The Convertible Debenture Warrants were issued by MariMed in connection with MariMed’s sale to YA II PN, Ltd. (“YA”), an accredited investor, of an aggregate of $21.0 million of convertible debentures in a series of transactions from October 2018 to February 2020; and

15,540,540

shares which may be issued upon the exercise of outstanding warrants for an aggregate of 15,540,540 shares of Common Stock, at an exercise price of $1.087 per share, which are currently exercisable and expire on March 1, 2025 (the “March 2021 Warrants”). The March 2021 Warrants were issued pursuant to a Securities Purchase Agreement (the “SPA”), with Hadron Healthcare Master Fund (“Hadron”) with respect to a $46.0 million financing facility. On March 2, 2021, an initial funding occurred under the SPA pursuant to which Hadron purchased $23.0 million of Units for $3.70 per Unit. Each Unit consists of one share of Series C Convertible Preferred Stock of MariMed (the “Series C Preferred Stock”) and a March 2021 Warrant.

Collectively, the September 2018 Warrants, the September 2020 Warrants, the Convertible Debenture Warrants and the March 2021 Warrants are referred to in this Prospectus as the “Warrants”.

The prices at which the Selling Stockholders may sell the shares of Common Stock covered by this Prospectus will be determined by the prevailing market price for the shares of Common Stock or in negotiated transactions. We will not receive any proceeds from the sale of these shares of Common Stock by the Selling Stockholders. However, we will realize gross proceeds of approximately $24.8 million if all of the Warrants are exercised for cash.

Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is quoted on the OTCQX® Best Market tier of the OTC Markets Group under the symbol “MRMD”.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of our Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of these risks.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 28, 2021

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell Securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus and the documents incorporated by reference herein is accurate only as of their respective dates or on other dates which are specified herein or therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

(i)

ABOUT THIS PROSPECTUS

This Prospectus relates to the resale, from time to time, of up to: (i) 22,645,215 shares (the “Shares”) of our Common Stock, par value $0.001 per share, by the Selling Stockholders named herein. This Prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission, or the SEC, in accordance with General Instruction I.B.1 of Form S-3, registering the resale of the Shares by the Selling Stockholders (the “Registration Statement”).

This Prospectus does not contain all the information included in the Registration Statement. We have omitted parts of the Registration Statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this Prospectus is a part, including its exhibits. Statements contained in this Prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the Registration Statement, please see that agreement or document for a complete description of these matters.

You should read this Prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information; Incorporation by Reference” below. Information incorporated by reference after the date of this Prospectus may add, update or change information contained in this Prospectus. Any information in such subsequent filings that is inconsistent with this Prospectus will supersede the information in this Prospectus.

The industry and market data and other statistical information, if any, contained in this Prospectus and in the documents we incorporate by reference are based on our own estimates, independent publications, government publications, reports by market research firms or other published independent sources, and, in each case, are believed by us to be reasonable estimates. Although we believe these sources are reliable, we have not independently verified the information.

All references in this Prospectus to “us,” “we,” “our,” or “MariMed” are references to MariMed Inc. unless specified otherwise.

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PROSPECTUS SUMMARY

The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this Prospectus. This summary may not contain all the information that is important to you or that you should consider before deciding to invest in of our securities. Please read this entire Prospectus, including the risk factors, as well as the information incorporated by reference in this Prospectus carefully.

MARIMED INC.

Overview

We are a multi-state operator in the United States cannabis industry. We develop, operate, manage, and optimize over 300,000 square feet of state-of-the-art, regulatory-compliant facilities for the cultivation, production and dispensing of medicinal and recreational cannabis. We also license our proprietary brands of cannabis and hemp-infused products, along with other top brands, in several domestic markets and overseas.

Upon our entry into the cannabis industry in 2014, we were an advisory firm that procured state-issued cannabis licenses on behalf of our clients, developed cannabis facilities which we leased to these newly-licensed companies, and provided industry-leading expertise and oversight in all aspects of their cannabis operations. We also provided our clients with ongoing regulatory, accounting, real estate, human resources, and administrative services.

In 2018, we made the strategic decision to transition from a consulting business to a direct owner of cannabis licenses and operator of seed-to-sale operations (hereinafter referred to as the “Consolidation Plan”). The Consolidation Plan calls for the acquisition of our cannabis-licensed clients located in Delaware, Illinois, Maryland, Massachusetts, and Nevada. In addition, the Consolidation Plan includes the potential acquisition of a Rhode Island asset. All of these acquisitions are subject to state approval, and once consolidated, the entities will operate under the MariMed banner. The Consolidation Plan is discussed in further detail in the section below entitled Consolidation Plan.

To date, acquisitions of the licensed businesses in Massachusetts and Illinois have been completed and establish MariMed as a fully integrated seed-to-sale multi-state operator, The acquisitions of the remaining entities located in Maryland, Nevada, and Delaware are at various stages of completion and subject to each state’s laws governing the ownership transfer of cannabis licenses, which in the case of Delaware requires a modification of current cannabis ownership laws to permit for-profit ownership. Meanwhile, we continue to expand these businesses and maximize our revenue from rental income, management fees, and licensing royalties.

A goal in completing this transition from a consulting business to a direct owner of cannabis licenses and operator of seed-to-sale operations is to present a simpler, more transparent financial picture of the full breadth of our efforts, with a clearer representation of the revenues, earnings, and other financial metrics we generated for our clients. We have played a key role in the successes of these entities, from the securing of their cannabis licenses, to the development of facilities that are models of excellence, to providing operational and corporate guidance. Accordingly, we believe we are well suited to own these facilities and manage the continuing growth of their operations.

We have also created our own brands of cannabis flower, concentrates, and precision-dosed products utilizing proprietary strains and formulations. These products are developed by us in cooperation with state-licensed operators who meet our strict standards, including all natural—not artificial or synthetic—ingredients. We license our brands and product formulations only to certified manufacturing professionals who follow state cannabis laws and adhere to our precise scientific formulations and trademarked product recipes.

Our proprietary cannabis genetics produce flowers and concentrates under the brand name Nature’s Heritage™, and cannabis-infused products under the brand names Kalm Fusion®, in the form of chewable tablets and drink powder mixes, and the award-winning1 Betty’s Eddies® brand of all natural fruit chews. Both cannabis-infused brands are top selling products in Maryland and Massachusetts2 and we intend to introduce additional products under these brands in 2021. Our brand of hemp-infused cannabidiol (“CBD”) products, Florance™, is distributed in the US and abroad.

1Awards won by our Betty’s Eddies® brand include LeafLink 2020 Industry Innovator, Explore Maryland Cannabis 2020 Edible of the Year, and LeafLink 2019 Best Selling Medical Product.

2 Source: LeafLink Insights 2020.

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We also have exclusive sublicensing rights in certain states to distribute the Binske® line of cannabis products crafted from premium artisan ingredients, the Healer™ line of medical full-spectrum cannabis tinctures, and the clinically tested medicinal cannabis strains developed in Israel by global medical cannabis research pioneer Tikun Olam™. We intend to continue licensing and distributing our brands as well as other top brands in our current markets and in additional regulated markets worldwide.

In March 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic. The spread of the virus in the United States and the measures implemented to contain it—including business shutdowns, indoor capacity restrictions, social distancing, and diminished travel—have negatively impacted the economy and have created significant volatility and disruption in financial markets. Consequently, our implementation of the aforementioned Consolidation Plan has been delayed. Additionally, while the cannabis industry has been deemed an essential business, and is not expected to suffer severe declines in revenue, our business, operations, financial condition, and liquidity have been impacted.

Despite the pandemic, our operations have improved significantly over the past year as reflected in the following financial highlights:

●	Total revenues increased 11.6% to approximately $50.9 million in 2020 from $45.6 million in 2019
●	Core cannabis[1] revenues increased 207.1% to approximately $50.9 million in 2020 from $16.6 million in 2019
●	Operating income increased to approximately $14.5 million in 2020 compared to an operating loss of $41.5 million in 2019
●	Income before income taxes increased to approximately $4.5 million in 2020 compared to a loss before income taxes of $81.8 million in 2019
●	EBITDA[2] increased to approximately $16.3 million in 2020 compared to an EBITDA loss of $68.4 million in 2019
●	Total assets increased to approximately $76.4 million in 2020 from $61.6 million in 2019
●	Cash and cash equivalents increased to approximately $3.0 million in 2020 from $739,000 in 2019

1 Core cannabis operations exclude the one-time hemp seed sales transactions in 2019 between MariMed and a related party (the “Seed Transactions”) as discussed in the Results of Operations section within Item 7. Management’s Discussion And Analysis Of Financial Condition And Results Of Operations, and in the footnotes accompanying our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020 (“Annual Report”).

2 EBITDA is a non-GAAP financial measurement that is defined in Item 7. Management’s Discussion And Analysis Of Financial Condition And Results Of Operations in our Annual Report.

Over the course of our history in the emerging cannabis industry, we have developed an excellent reputation for strong management, with clients that have thrived in their respective markets. Our goal is to continue this success as we transition from a manager and advisor to an owner and operator of cannabis businesses.

MariMed’s strengths can be summarized as follows:

Professional Management

Our management is one of the most experienced and long-tenured in the cannabis industry. It has had considerable success creating and growing business in the industry by successfully applying for cannabis licenses on behalf of our clients, overseeing the development of such clients’ cannabis operations and security plans; sourcing real estate for cannabis facilities in receptive municipalities; raising capital to purchase and develop facilities; and adhering operations to regulations established by individual state governments, including all environmental and social governance requirements. The knowledge and experience of our management provides a solid platform for our ownership through consolidation of the organic businesses we developed and for expansion to other opportunities in other cannabis-legal states.

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Development of State-of-the-Art Cannabis Facilities and Operations

We have developed state-of-the-art cannabis cultivation, production, and dispensary facilities in multiple states utilizing our proprietary practices and implementing industry best practices. Our facilities are examples of operational excellence under our proven management policies and processes.

Cannabis Brand Creation

We have developed unique brands of precision-dosed cannabis-infused products which are currently licensed and distributed in cannabis-legal states. We intend to continue expanding both our brand portfolio and the licensing of our branded products into additional cannabis-legal states and overseas.

Technological and Scientific Innovation

We are diligent in identifying and reviewing the latest sciences and processes applicable to the cultivation, distillation, production, packaging, securing, and distribution of cannabis and cannabis-infused products. We have obtained the highest quality cannabis strains and genetics. We are at the leading edge of patient education and physician outreach for cannabis, and we seek strategic relationships with companies that are at the forefront of extraction and distillation.

Education and Knowledge Sharing

The rapid growth of the legal cannabis market presents a global paradigm shift and challenges to medical professionals and consumers who seek scientific knowledge and research regarding the medical benefits of cannabis. We provide educational research and studies on ours brands and products to our growing community of healthcare professionals and consumers. As cannabis becomes more mainstream, medical providers will need to be educated on how to prescribe or make recommendations to their patients, and consumers will need to learn how to gain the most benefit from certain strains, genetics, or formulations.

As part of its education initiative, we are assembling a Scientific Advisory Board (the “SAB”) that includes some of the most knowledgeable scientists and researchers focused on the scientific application of cannabis for health and wellness. The SAB’s goals will include the development of strategies to address the most widespread and debilitating medical and dietary conditions through the utilization of cannabis- and hemp-based therapies.

Consolidation Plan

As mentioned above, our Consolidation Plan consists of the strategic decision made in 2018 to transition from a management and advisory firm in the cannabis space, to a direct owner of cannabis licenses and seed-to-sale operations in Massachusetts, Illinois, Maryland, Nevada, Delaware and Rhode Island. The following is a summary of our progress towards our Consolidation Plan.

Massachusetts

In December 2018, the Massachusetts Cannabis Control Commission (the “MCCC”) approved the conversion of ARL Healthcare Inc. (“ARL”), our cannabis-licensed client, from a non-profit entity to a for-profit corporation and the transfer of ownership to MariMed. ARL holds cannabis licenses for cultivation, production and dispensing.

Our 10,000 square foot dispensary, developed within our 22,700 square foot property in Middleboro, received approval from the MCCC to commence operations in December 2019. Our 70,000 square foot cultivation and production facility, developed within our 138,000 square foot property in New Bedford, received approval from the MCCC to commence operations in January 2020, with our first harvest completed in the first quarter of 2020. The cultivation and production facility is now operating at full capacity as product demand remains very strong. We entered into an agreement to acquire a second dispensary in Beverly in early 2021, and expect to complete the buildout and commence operations, subject to approval by the MCCC, in late 2021.

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Illinois

In October 2019, the Illinois Department of Financial & Professional Regulation (the “IDFPR”) our acquisition of KPG of Anna LLC and KPG of Harrisburg LLC, our two cannabis-licensed clients that operate MariMed-built and -owned medical marijuana dispensaries in the state of Illinois (both entities collectively, the “KPGs”). As part of this transaction, we also acquired the selling parties’ interests in Mari Holdings IL LLC (“Mari-IL”), our subsidiary which owns the real estate in which the KPGs’ dispensaries are located.

Effective October 1, 2019, 100% of the operations of these entities have been consolidated into our financial statements. Additionally, on January 1, 2020, the state of Illinois legalized recreational adult-use cannabis, allowing us to operate both medical and recreational adult-use programs in the Anna and Harrisburg dispensaries. In September 2020, a third recreational dispensary was opened in Mt. Vernon, and a fourth recreational dispensary is under development in Metropolis, which we are in the process of purchasing from the current landlord, and is expected to open in mid-2021, subject to final approval by the IDFPR.

Maryland

In the fall of 2016, we and the members of Kind Therapeutics USA Inc., our client in Maryland that holds licenses for the cultivation, production, and dispensing of medical cannabis (“Kind”), agreed to a partnership/joint venture whereby Kind would be owned 70% by us and 30% by the members of Kind, subject to approval by the Maryland Medical Cannabis Commission (“MMCC”). In reliance thereon, we purchased, designed, and developed a 180,000 square foot cultivation and production facility in Hagerstown, MD for occupancy and use by Kind, which became operational in late 2017, and we further agreed to manage and finance all aspects of Kind’s cannabis business, as Kind had no background or experience in the industry.

Prior to finalizing the documents confirming the partnership/joint venture, we and the members of Kind negotiated and entered into a memorandum of understanding (“MOU”) to acquire 100% of the membership interests of Kind in December 2018. Also at that time, MariMed Advisors Inc, our wholly owned subsidiary, and Kind entered into a management services agreement to provide Kind with comprehensive management services in connection with the business and operations of Kind (the “MSA”), and Mari Holdings MD LLC, our majority-owned subsidiary, entered into a 20-year lease with Kind for Kind’s utilization of the Hagerstown facility (the “Lease”). Additionally, in October 2019, we purchased a 9,000 square foot building in Anne Arundel County which is to be developed into a dispensary to be leased to Kind.

In 2019, the members of Kind sought to renegotiate the terms of the MOU and has subsequently sought to renege on both the original partnership/joint venture and the MOU. We engaged with the members of Kind in good faith in an attempt to reach updated terms acceptable to both parties, however the members of Kind failed to reciprocate in good faith, resulting in an impasse. Incrementally, both parties through counsel further sought to resolve the impasse, however such initiative resulted in both parties commencing legal proceedings. As a result, the consummation of this acquisition has been delayed and may not ultimately be completed. For further information, see Part I, Item 3. Legal Proceedings in our Annual Report.

Nevada

In August 2019, we entered into a purchase agreement to acquire 100% of the ownership interests of The Harvest Foundation LLC (“Harvest”), our cannabis-licensed client. Documentation requesting approval of the transaction has been submitted to the state cannabis commission, which is pending. Harvest holds both medical and recreational adult-use cannabis cultivation licenses, and operates in approximately 10,000 square feet of an industrial building that we lease and built out into a cannabis cultivation facility.

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Delaware

Delaware’s current cannabis program is for medical use only, and requires license holders to be not-for-profit entities. We provide comprehensive management and real estate services to First State Compassion Center (“FSCC”), its cannabis-licensed client in this state. Our validated cannabis experience was instrumental in FSCC being granted Delaware’s first ever seed-to-sale medical cannabis license, and two of the four statewide licenses.

FSCC leases our 47,000 square foot seed-to-sale facility in Wilmington and our 4,000 square foot leased retail location in Lewes which we developed into a cannabis dispensary. In 2019, we signed a lease with an option to purchase a 100,000 square foot building in Milford, which we are currently developing into a second cultivation and production facility for FSCC.

The Delaware medical program has grown to over 10,000 licensed medical patients. FSCC, under our management, is currently operating two of the four cannabis licenses in the state. The additional cultivation and production facility in Milford will bring a much needed supply of product to a state where demand continues to outpace supply.

The state is expected to allow “for-profit” ownership of cannabis licenses in the near future, at which time we will seek to acquire FSCC and obtain ownership of the licenses and operations, subject to state approval.

Rhode Island

Rhode Island currently has a medical cannabis program where license holders must be not-for-profit entities. We are in discussions to potentially acquire a licensed cannabis asset in this state.

Corporate History

We were incorporated in the state of Delaware in January 2011 as a wholly-owned subsidiary of Worlds Inc. under the name Worlds Online Inc., which was later spun-off to its stockholders. At our inception, we operated online virtual environments. In 2014, we transitioned our operational focus to the emerging cannabis industry and led the effort to win the cannabis license in Delaware on behalf of our client. To date, we have won a total of 17 cannabis licenses on behalf of ourself and our cannabis clients.

The following is a summary of our history over the past three calendar years:

In 2017, Robert Fireman was named as our CEO and President, and Jon R. Levine as the CFO, Treasurer, and Secretary. We changed our name to MariMed Inc. and our ticker symbol to MRMD, which is quoted on the OTCQX exchange. Also in 2017, we acquired the intellectual property, formulations, recipes, know-how, and certain other assets of the Betty’s Eddies® brand of cannabis-infused fruit chews.

In October 2018, we entered into a purchase agreement to acquire KPG of Anna LLC and KPG of Harrisburg LLC, our two cannabis-licensed clients that operate medical marijuana dispensaries in the state of Illinois (both entities collectively, the “KPGs”), and the KPGs’ owners’ interests in Mari Holdings IL LLC, our subsidiary that owns the real estate where the KPGs’ two dispensaries are located. On October 1, 2019, the Illinois Department of Financial and Professional Regulation approved our acquisition of the KPGs and Mari-IL, and the acquisition transaction was consummated.

In October 2018, our cannabis-licensed client in Massachusetts, ARL Healthcare Inc. (“ARL”), filed a plan of entity conversion with the state to convert from a non-profit entity to a for-profit corporation, with us as the sole shareholder of the for-profit corporation. At the time, ARL held three cannabis licenses from the state of Massachusetts for the cultivation, production and dispensing of cannabis. In November 2018, we received written confirmation of state approval of the conversion plan, resulting in ARL becoming our wholly-owned subsidiary.

In November 2018, we issued a letter of intent to acquire The Harvest Foundation LLC, our client awarded a cannabis license for cultivation in the state of Nevada. In August 2019, we entered into a purchase agreement governing the transaction. The acquisition is conditional upon state approval of the transaction. At this time, the state of Nevada has paused the processing of cannabis license transfers, without indicating when it will resume. Upon the resumption of these activities and the ensuing approval by the state, we expect to consummate this transaction whereby the operations of Harvest will be consolidated into our financial statements.

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In November 2018, we finalized the purchase of an aggregate of $30.0 million of subordinated secured convertible debentures of GenCanna Global Inc., a Kentucky-based cultivator, producer, and distributor of hemp and CBD (“GenCanna”). In February 2019, we converted the debentures plus accrued interest through the conversion date into a 33.5% equity interest of GenCanna on a fully diluted basis. This investment was written off in December 2019 as further discussed in the footnotes to the audited financial statements included in our Annual Report.

In December 2018, we and Kind entered into the aforementioned MSA and Lease. In the fall of 2016, we and the members of Kind agreed to a partnership/joint venture whereby Kind would be owned 70% by us and 30% by the members of Kind. In December 2018, prior to finalizing documents confirming the partnership/joint venture, we negotiated and executed the aforementioned MOU with Kind to acquire 100% of the membership interests of Kind, subject to approval by the MMCC. As discussed in Part I, Item 3. Legal Proceedings in our Annual Report.

In May 2019, we issued 500,000 shares of our common stock in exchange for an 8.95% interest in Terrace Inc. (“Terrace”), a Canadian entity that develops and acquires international cannabis assets. In November 2019, the common stock of Terrace commenced public trading on the Toronto Stock Venture Exchange. In December 2020, Terrace was acquired by Flowr Corp., a Toronto-headquartered cannabis company with operations in Canada, Europe, and Australia, and our investment was converted into publicly traded shares of Flowr Corp. (TSX.V: FLWR; OTC: FLWPF).

In June 2019, we executed a purchase agreement to acquire a majority of MediTaurus LLC, a company established by Jokubas Ziburkas PhD, a neuroscientist and leading authority on hemp-based CBD and the endocannabinoid system. MediTaurus operates in the United States and Europe and has developed proprietary CBD formulations sold under its Florance™ brand.

In July 2019, we entered into a licensing agreement for the exclusive manufacturing and distribution in seven states of the Binske® portfolio of products, a brand known for utilizing best-in-class proprietary strains and craft ingredients in its edibles, concentrates, vaporizers, and topicals.

In October 2019, we closed on the purchase of a 9,000 square foot building in Annapolis, MD which we are developing into a medical marijuana dispensary.

On October 1, 2019, the Illinois Department of Financial and Professional Regulation approved our acquisition of the KPGs and Mari-IL, and as of such date, the KPGs and Mari-IL became our wholly-owned subsidiaries.

In January 2020, the Illinois legalized adult-use cannabis, which was added to our two existing cannabis licenses, thereby increasing our operations in Illinois to service both medical and recreational cannabis consumers.

In February 2020, we purchased a 4,800 square foot stand-alone retail building in Mt Vernon, IL which we developed into state-approved adult-use cannabis dispensary that opened in September 2020.

In July 2020, we refinanced a mortgage secured by our properties in Massachusetts generating proceeds of $13.0 million that were used to pay down the initial mortgage and short-term promissory notes.

In February 2021, we entered into a five-year lease agreement for a 12,000 square foot premises located in Wilmington, DE which we intend to develop into a cannabis production facility with offices, and sublease to our cannabis-licensed client in this state.

Recent Developments

In March 2021, we entered into a securities purchase agreement with Hadron Healthcare Master Fund with respect to a financing facility of up to $46.0 million in exchange for shares of newly-designated Series C convertible preferred stock and warrants to purchase shares of our common stock. The initial proceeds of $23.0 million from the facility were used to pay down debt, and will be used to upgrade certain of our owned and managed facilities. The balance of the facility will fund the completion of the Consolidation Plan.

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Competition

Our goal is to become a fully integrated multistate operator (“MSO”) of seed-to-sale cannabis operations. We are different than some of the other MSOs in that we have incubated our client businesses from the bottom up, built our own brands and branded products, and have retained our core management team from inception. Other MSOs have raised significantly more capital, including on the Canadian Securities Exchange, and acquired assets in more states than we have to date.

Additionally, while we have a comprehensive suite of products and services for the cannabis industry, it faces competition from companies of varying sizes and geographic reach, who produce and sell similar products. Some of these companies provide a subset of our product and service offerings, while others are able to provide an equivalent level of the products and services offered by us. Using our best practices and operational expertise, we are able to produce cannabis products at one of the lowest costs in the industry which enables us to remain competitive in our markets. That said, our sales could be reduced significantly if our competitors develop and market products that are more effective, more convenient, or are less expensive than our products.

Going forward, as cannabis products become more mainstream and have greater acceptance, it is likely that larger and more established companies, with greater available resources including name recognition and national distribution networks, will enter the field. However, we believe that there are many barriers to entry and that to duplicate our licenses, know how, and facilities would take years at a great expense. At the same time, we believe the emerging cannabis industry is growing at such a pace that there are more opportunities available than current cannabis businesses can support. We are developing marketing and software systems to expand branding and distribution, as well as database marketing, home delivery, and business tactics developed by more conventional industries that will be important to the cannabis industry as it becomes more mainstream.

Intellectual Property

Our Kalm Fusion® and Betty’s Eddies® branded product lines are trademarked. We have filed for trademark protection for ours Nature’s Heritage™ and Kiss my RSO™ product lines.

Our proprietary processing, and manufacturing techniques and technologies, while not patented, are kept strictly confidential. We enter into and enforce confidentiality agreements with key employees and consultants to protect our IP and general know-how.

Employees

As of December 31, 2020, we had a total of 233 employees, of which 181 were full-time. In addition, we utilized a variety of supporting consultants and oversaw many employees of our cannabis-licensee clients to implement our policies and procedures.

Website Access to Company Reports

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are available free of charge on our website at www.marimedinc.com, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission.

In addition, copies of our annual report will be made available, free of charge, on written request.

Corporate Information

Our principal executive office is located at 10 Oceana Way, Norwood, Massachusetts, 02062 and our telephone number is (617) 795-5140. Our web address is www.marimedinc.com. None of the information on our website is part of this Prospectus.

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RISK FACTORS

Investing in our Common Stock involves risks. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” included in our Annual Report, as such risk factors may be updated in our subsequent filings with the SEC (including our subsequent quarterly reports on Form 10-Q) and the other information contained in this document, before purchasing any of our Common Stock. See “Where You Can Find More Information; Incorporation by Reference” in this Prospectus. These risks are not the only ones faced by us. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. In connection with the forward-looking statements that appear in this Prospectus, you should carefully review the factors referred to above and the cautionary statements referred to in “Forward-Looking Statements May Prove Inaccurate” below. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described above and in the documents incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

This Prospectus and certain documents incorporated by reference herein include certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this Prospectus and certain documents incorporated by reference herein that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), business strategies, expansion and growth of our operations and other similar matters, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us considering our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.

Forward-looking statements are not guaranties of future performance and actual results or developments may differ materially, and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms. Forward-looking statements contained in this Prospectus and certain documents incorporated by reference herein are subject to a number of risks and uncertainties that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. These risks and uncertainties include those described in detail in our annual, quarterly and current periodic reports filed pursuant to the Exchange Act and that are incorporated herein by reference, as well as others that may not be included in these reports. In addition, many of the risk factors that could adversely impact our business, operations and financial results are beyond our control. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Prospectus and the incorporated documents might not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements.

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USE OF PROCEEDS

This Prospectus relates to the shares of Common Stock that may be offered and sold from time to time by the Selling Stockholders. We will receive no proceeds from the sale of the securities by the Selling Stockholders. However, we may receive gross proceeds up to approximately $24.8 million upon exercise of all the Warrants. Any proceeds that we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus or any document that we file in the future with the SEC. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portion of the respective filings that are furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) after the date of this Prospectus from their respective filing dates. These documents contain important information about us, our business and our finances.

Document	Filed
Annual Report on Form 10-K for the year ended December 31, 2020	March 23, 2021
Current Reports on Form 8-K	March 2, 2021, March 26, 2021, and April 1, 2021
The description of MariMed’s common stock, contained in MariMed’s Registration Statement on Form 10	February 13, 2012

At your request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are specifically incorporated by reference into those documents. Requests should be addressed to our Investor Relations Department at 10 Oceana Way, Norwood, Massachusetts 02062, or by calling (617) 795-5140.

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PLAN OF DISTRIBUTION

We are registering the securities offered by this Prospectus on behalf of the Selling Stockholders. The Selling Stockholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling the securities or interests in the securities received after the date of this Prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their securities or interests in the securities on any stock exchange, market or trading facility on which the securities may be traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. To the extent any of the Selling Stockholders gift, pledge or otherwise transfer the securities, such transferees may offer and sell the securities from time to time under this Prospectus, provided that this Prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”) to include the name of such transferee in the list of Selling Stockholders under this Prospectus. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.01

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell the securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the securities, which securities such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

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The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay the fees and expenses incurred in connection with registering the resale of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, the securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the securities by the Selling Stockholders.

The securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the securities for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities by the Selling Stockholders or any other person.

We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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THE SELLING STOCKHOLDERS

The following table presents information regarding the Selling Stockholders as of April 19, 2021. On April 19, 2021, 322,499,699 shares of common stock were outstanding. Unless otherwise indicated, it is assumed that each Selling Stockholder listed below possesses sole voting and investment power with respect to the shares of Common Stock owned as of April 19, 2021, including those issuable upon exercise of the Warrants. Except as otherwise noted hereinabove, none of the Selling Stockholders have or had any position, office, or other material relationship within the past three years with us or any of our predecessors or affiliates.

Each of the aforementioned Selling Stockholders purchased the securities in the ordinary course of business and at the time of the purchase of the securities to be resold had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the filing of this prospectus upon the exercise of options and warrants or conversion of convertible securities. Each selling stockholder’s percentage ownership is determined by dividing the number of shares beneficially owned by that person by the total number of shares beneficially owned, increased to reflect the shares underlying the options, warrants and convertible securities that are held by such person, but not held by any other person.

Name and Address of Beneficial Owner	Number of Beneficially Owned Prior to Offering (1)	Related Footnotes	Shares That May be Sold in the Offering	Shares Beneficially Owned After Offering	Percent of Shares Beneficially Owned After Offering
YA II PN, Ltd. 1012 Springfield Avenue Mountainside, NJ 07092	1,354,675	(1)	1,354,675	-	-
Lloyd Goldman 941 Park Avenue, PHA New York, NY 10028	3,022,226	(2)	1,437,500	1,584,726	*
Robert Gladstone 3 Lea Court Syosset, NY 11791	1,034,449	(3)	718,750	315,699	*
Robert Goldman 95 Christopher Street New York, NY 10014	1,034,449	(3)	718,750	315,699	*
Steven Swarzman 1200 Union Turnpike New Hyde Park, NY 11040	2,068,899	(2)	1,437,500	631,399	*
Tall Pines Capital LLC c/o Georgetown Group 500 Park Avenue New York, NY 10065	2,347,947	(4)	1,437,500	910,474	*
Hadron Healthcare Master Fund 5 Royal Exchange Buildings London, EC3V3 NL	46,621,620	(5)	15,540,540	19,386,542	4.99%

* Less than 1%.

(1)	Includes 1,354,675 shares of Common Stock underlying the Convertible Debenture Warrants of which:

●	142,857 shares are issuable pursuant to a warrant issued on October 17, 2018 with an exercise price of $3.50 per share, expiring on October 17, 2021;

●	181,818 shares are issuable pursuant to a warrant issued on November 5, 2018 with an exercise price of $5.50 per share, expiring on November 5, 2021;

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●	400,000 shares are issuable pursuant to a warrant issued on May 8, 2019 with an exercise price of $5.00 per share, expiring on May 7, 2022;

●	150,000 shares are issuable pursuant to a warrant issued on June 28, 2019 with an exercise price of $5.00 per share, expiring on June 27, 2022;

●	300,000 shares are issuable pursuant to a warrant issued on August 20, 2019 with an exercise price of $3.00 per share, expiring on August 19, 2022; and

●	180,000 shares are issuable pursuant to a warrant issued on February 21, 2020 with an exercise price of $0.75 per share, expiring on February 21, 2023.

Under the terms of the Convertible Debenture Warrants, YA may not exercise the warrants to the extent such exercise would cause YA, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholder may sell all, some or none of its shares in this offering.

YA is a Cayman Island exempt limited company. Yorkville Advisors Global, LP (“Yorkville LP”) is YA’s investment manager and Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC’s Managing Member, Mr. Mark Angelo.

(2)	Consists of 187,500 and 1,250,000 shares of Common Stock underlying the September 2018 Warrants and September 2020 Warrants, respectively.

(3)	Consists of 93,750 and 625,000 shares of Common Stock underlying the September 2018 Warrants and September 2020 Warrants, respectively.

(4)	Consists of 187,500 and 1,250,000 shares of Common Stock underlying the September 2018 Warrants and September 2020 Warrants, respectively. All investment decisions for Tall Pines Capital LLC are made by Mr. Emanuel Stern, its managing principal.

(5)	Consists of a maximum of 46,621,620 shares of Common Stock issuable upon the conversion of 6,216,216 shares of Series C Preferred Stock and exercise of the March 2021 Warrants for up to 15,540,540 shares of Common Stock. As of the date of this Prospectus, subject to the Beneficial Ownership Limitation (defined below), each share of Series C Preferred Stock is convertible into five shares of Common Stock for a maximum of 31,081,080.

“Beneficial Ownership Limitation” means Hadron may not convert the Series C Preferred Stock or exercise the March 2021 Warrants to the extent such conversion or exercise would cause Hadron, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding shares of Common Stock following such conversion or exercise, excluding for purposes of such determination shares of Common Stock issuable upon conversion or exercise of the Series C Preferred Stock or the March 2021 Warrants (as applicable) which have not been converted or exercised. The number of shares in the second column does not reflect this limitation. Hadron may sell up to 15,540,540 shares of Common Stock underlying the March 2021 Warrants in this offering.

Hadron is a Cayman Islands exempted company. All investment decisions for Hadron are made by Marco D’Attanasio as director.

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INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in MariMed or its subsidiaries. Nor was any such person connected with MariMed or its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

M&K CPAS, PLLC (“M&K”), an independent registered public accounting firm, audited the consolidated financial statements of MariMed as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes as set forth in their report dated March 23, 2021. MariMed incorporates by reference to these financial statements in this Prospectus, and in the registration statement of which this Prospectus is a part, in reliance on M&K’s report, given on their authority as experts in accounting and auditing.

The validity of the shares offered hereby will be passed upon for us by Kurzman Eisenberg Corbin & Lever, LLP, White Plains, New York.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the shares of Common Stock offered by this Prospectus, we have filed a registration statement on Form S-3 under the Securities Act with the SEC. This Prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits. For further information with respect to our Common Stock, and us you should refer to the registration statement and the accompanying exhibits. Statements contained in this Prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may inspect a copy of the registration statement and the accompanying exhibits without charge at the SEC’s public reference facilities, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies of all or any part of the registration statement from this office for a fee. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov. Our web address is www.marimedinc.com.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations and should rely only on the information contained or incorporated by reference into this prospectus. This prospectus is an offer to sell only the securities offered hereby by the selling stockholders but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our securities.

Prospectus

April 28, 2021

22,645,215 Shares of Common Stock